UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 1, 2012

Heritage-Crystal Clean, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	001-33987	26-0351454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2175 Point Boulevard, Suite 375, Elgin, IL	60123
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (847) 836-5670

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Promotion of Gregory Ray to Chief Operating Officer

Effective as of January 1, 2012, Heritage-Crystal Clean, Inc., ("the Company") has promoted Gregory Ray (age 51) to Chief Operating Officer. Mr. Ray served as Chief Financial Officer from June 2007 to December 2011 and as Vice President, Business Management since 1999. In addition, Mr. Ray has served as Secretary since 2004. From 1998 to 1999, Mr. Ray served as the Vice President, Business Management of Safety-Kleen, where he was in charge of and oversaw a $700 million revenue business unit. While in that position, Mr. Ray was responsible for managing and expanding the used oil collection service and establishing the first nationwide used oil program. From 1983 to 1993, Mr. Ray helped establish the used oil recycling business of Evergreen Oil. Mr. Ray has over 20 years of experience in the industrial and hazardous waste services industry.

Other than with respect to his employment with the Company, Mr. Ray does not have any material relationship with any director or executive officer of the Company, the Company or its affiliates and has no family relationships with any directors or officers of the Company.

Appointment of Mark DeVita as Chief Financial Officer

Effective as of January 1, 2012, Mark DeVita (age 43) has been appointed as the Company's Chief Financial Officer. Mr. DeVita has served as the Vice President, Business Management since 2011. Mr. DeVita has been with the Company since 2000 and has served in a variety of roles related to business management and acquisitions. He took the lead in developing the multi-million dollar Environmental Solutions Partners line of business for the Company and also was instrumental in the development of the Aqua Filtration Service (AFS), which is also a multi-million dollar line of business. Mr. DeVita has over 15 years experience in the industrial and hazardous waste services industry. Mark earned his Bachelor of Science in Accountancy with honors from the University of Illinois and an MBA from Northern Illinois University. Mr. DeVita has also earned his CPA.

Other than with respect to his employment with the Company, Mr. DeVita does not have any material relationship with any director or executive officer of the Company, the Company or its affiliates and has no family relationships with any directors or officers of the Company.

Promotion of John Lucks to Senior Vice President of Sales and Marketing

Effective as of January 1, 2012, John Lucks (age 58) has been promoted to Senior Vice President of Sales and Marketing. Mr. Lucks served as the Company's Vice President of Sales and Marketing since 2010 and prior to that as Vice President of Sales since 2000. From 1988 to 1997, Mr. Lucks served as the Vice President of Industrial Marketing and Business Management of Safety-Kleen, where he was in charge of and oversaw a $300 million revenue business unit. Mr. Lucks also led the development of several lines of business, in particular the industrial parts cleaning and drum waste business which became the largest segment of Safety-Kleen. Mr. Lucks has over 30 of years experience in the industrial and hazardous waste services industry.

Other than with respect to his employment with the Company, Mr. Lucks does not have any material relationship with any director or executive officer of the Company, the Company or its affiliates and has no family relationships with any directors or officers of the Company.

Appointment of Ellie Chaves as Vice President of Sales

Effective as of January 1, 2012, Ellie M. Chaves (age 47) has been appointed as Vice President of Sales. Ms. Chaves has served as our Chief Accounting Officer since June of 2007 and more recently added the responsibility of Vice President Oil. Ms. Chaves has been with HCCI since March 2006. She began her career in the used oil collection and re-refining business in 1988 when she joined Safety-Kleen, working at the oil re-refinery in Breslau Canada and elevated her accounting career over the next twelve years to Controller of Safety Canada Inc., responsible for the accounting and business management for all of the branch lines of business.

Other than with respect to her employment with the Company, Ms. Chaves does not have any material relationship with any director or executive officer of the Company, the Company or its affiliates and has no family relationships with any directors or officers of the Company.

A copy of the press release announcing the appointments is attached as Exhibit 99.1 to the Current Report on Form 8-K filed with the SEC on January 6, 2012.

Item 9.01. Financial Statements and Exhibits.

    Exhibit 99.1.       Press release dated January 3, 2012

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Heritage-Crystal Clean, Inc. (Registrant)
January 6, 2012 (Date)	/s/ GREGORY RAY Gregory Ray Chief Operating Officer and Secretary